INVESTMENT ADVISORY ENGAGEMENT FOR THE JWB AGGRESSIVE
                                  GROWTH FUND

JWB Investment Advisory & Research (the "Advisor") herewith confirms its agreement with JWB Aggressive Growth Fund, a Massachusetts business trust (the "trust") as follows:

1. Investment Description: Appointment

The Trust desires to employ its capital by investing and reinvesting in investment of the kind and in accordance with the limitations specified in its Declaration of Trust, as the same from time to time may be amended, and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Trust's Registration Statement and Declaration of Trust, have been submitted to JWB Management Corp. and JWB Investment Advisory & Research.

2. Services as Investment Advisor

Subject to the supervision and direction of the Board of Trustees of the Trust, the Advisor will (a) act in conformity with the Trust's Declaration of Trust, the Investment Company Act of 1940, as amended and (b) manage the Trust's portfolio on a discretionary basis in accordance with its investment objective and policies as stated in the Trust's Registration Statement as from time to time in effect, (c) make investment decisions and exercise voting rights in respect of portfolio securities for the Trust, (d) place purchase and sale orders on behalf of the Trust and (e) employ professional portfolio managers and securities analysts to provide research services to the Trust. In providing these services, the Adviser will provide investment research and supervision of the Trust's investments and conduct a continual program of investment research and supervision of the Trust's investments and sale and reinvestment of the Company's assets.

3. Brokerage

In executing transactions for the Trust and selecting brokers or dealers, the Advisor will use its efforts to seek the best overall terms available. In assessing the best overall terms available for and Trust transaction, the Advisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute and transaction and in evaluating the best overall terms available, the Advisor may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securrities Exchange Act of 1934) provided to the Trust and/or other accounts over which the Advisor or an affiliate exercises investment discretion.

4. Standard of Care

The Advisor shall exercise its best judgement in rendering the services described in paragraph 2 above. The Advisor shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect the Advisor against any liability to which the Advisor would otherwise be subjected by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement ("disabling conduct"). The Trust will indemnify the Adviser against and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of non-party trustees who are not "interested persons" of the Trust or (b) an independent legal counsel in a written opinion.

5. Compensation

In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Advisor after the end of the calendar month during which the Closing Date (as defined below) occurs and after the end of each calendar month thereafter a fee for the previous month computed monthly at the annual rate of on the Trust's average monthly new assets.

6. Expenses

The Advisor will bear all expenses in connection with the performance of its services under this Agreement, including compensation of and office space for its officers and employees connected with providing services under this Agreement, as well as the fees of all trustees of the Trust who are affiliated with the Adviser or any of its affiliates. The Trust will bear certain other expenses to be included in its operation, including: organizational expenses, taxes, interest, brokerage costs and commissions and stock exchange fees; fees of Trustees of the Trust who are not officers, directors or employees of the Adviser or any of its affiliates; Securities and Exchange Commission fees, state Blue Sky qualification fees; charges of the custodian, any subcustodian and transfer and dividend-paying agents; expense in connection with the Trust's dividend reinvestment and cash purchase plan; insurance premiums; outside auditing, pricing and legal expenses; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of shareholder's reports and meetings of the shareholders of the Trust and of the officers or Board of Trustees of the Trust; membership fees in trade associations; stock exchange listing fees and expenses; litigation and other extraordinary or non-recurring expenses.

7. Services to Other Companies or Accounts

The Trust understands that the Adviser now acts, will continue to act or may in the future act as investment adviser to fiduciary and other managed accoiunts or as investment adviser to one or more other investment companies, and the Trust has no objection to the Adviser so acting.

8. Term of Agreement

This Agreement shall become effective as of the Closing Date and shall continue for an initial two year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or (ii) a vote of a majority of the Trust's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days written notice, by the Board of Trustees of the Trust or by the Advsier or by vote of holders of a majority of the Trust's outstanding shares. This Agreement will also terminate automatically in the event of its assignment.

9. Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto.

10. Governing Law

This Agreement shall be governed by and continued and enforced in accordance with the laws of the State of Hawaii.

If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                             Very Truly yours,

                                             JWB Investment Advisory & Research

                                             By: ______________________________

Accepted:

JWB Aggressive Growth Fund

by: ______________________